Exhibit 4.39

Amendment Agreement n°2 to the Issuance and Subscription Agreement for bonds with an option for exchange in cash and/or conversion into new or existing shares (ORNANEs), dated 5 April 2020
Between Biophytis SA and Atlas Special Opportunities LLC In the presence of Atlas Capital Markets

Reed Smith LLP

112, avenue Kléber 75782 Paris Cedex 16 – France

Téléphone : +33 (0)1 76 70 40 00 Fax: +33 (0)1 76 70 41 19

www.reedsmith.com

THIS AGREEMENT IS DATED 26 MAY 2021 AND MADE:

BETWEEN

(1)

Biophytis S.A., a company incorporated in France, registered with the register of commerce and companies of Paris under number 492 002 225, whose registered office is at 14, avenue de l’Opéra, 75001 Paris, France, duly represented for the purpose hereof by Mr. Stanislas Veillet, acting as Chairman and Chief Executive Officer (Président Directeur Général),

(the “Issuer” or the “Company”),

AND

(2)

Atlas Special Opportunities LLC, an exempted company, having its registered office at Maples Corporate Services LTD, P.O.BOX 309, Ugland House, Grand Cayman, KY1 – 1104, Cayman Islands, duly represented for the purpose hereof, by Mr. Lawrence Cutler,

(“ASO” or the “Subscriber”),

ASO and the Issuer are hereinafter referred to as collectively the “Parties” and individually a “Party”.

IN THE PRESENCE OF

(3)

Atlas Capital Markets, a exempted company, having its registered office at 3rd Floor Queens gate House, 113 South Church Street Grand Cayman, KY1-1002 Cayman Islands, acting as a member of the Subscriber, duly represented for the purpose hereof,

(“ACM”),

WHEREAS

(A)On 5 April 2020, the Parties entered into an agreement entitled “Issuance and Subscription Agreement for bonds with an option for exchange in cash and/or conversion into new or existing shares (ORNANEs)” (the “Agreement”). Capitalized terms shall have the meaning ascribed to them in the Agreement.

(B)On 15 April 2020, the Issuer sent a Notification of Exercise regarding the issuance of the first Tranche, in accordance with the terms of the Agreement.

(C)

Article 3.1 of the Agreement provides that the Subscriber undertakes not to request conversion of the Bonds issued in relation to the first Tranche until the passing of the 2020 Shareholders’ Meeting Resolutions. In consideration for such undertaking, the Issuer shall pay interest on the first Tranche of the Bonds at an annual interest rate of ten percent (10%) until the passing of the 2020 Shareholders’ Meeting Resolutions.

(D)

Pursuant to an agreement letter dated 15 April 2020 (the “Letter Agreement”), the Parties acknowledged and agreed that, as at the date of the Notification of Exercise regarding the issuance of the first Tranche, the number of Shares that may be issued under the 2019 Shareholders’ Meeting Resolutions was not sufficient to serve the conversion of the first Tranche.

(E)

Therefore, the Parties expressly, irrevocably and unconditionally agreed in the Letter Agreement that the principal amount of the first Tranche issued pursuant to the Notification of Exercise dated 15 April 2020 shall be repaid by way of set-off against the subscription by the Subscriber to an additional Tranche which the Subscriber undertakes to subscribe within ten (10) Business Days of the passing of the 2020 Shareholders’ Meeting Resolutions. On 18 June 2020, the Parties entered into an amendment agreement (the “First Amendment Agreement”) by which they agreed that the subscription to the Bonds shall be reserved for the benefit of the Subscriber as regards any other Tranche than the first Tranche in compliance with the 2020 Shareholders’ Meeting Resolutions.

(F)On 18 June 2020, the Issuer sent a Notification of Exercise regarding the issuance of the Replacement Tranche, in accordance with the terms of the Agreement. On 19 June 2020 and 28 August 2020, the Issuer sent a Notification of Exercise regarding the issuance of the second Tranche and the third Tranche, in accordance with the terms of the Agreement. On the date hereof, all Bonds issued as part of the Replacement Tranche, the second Tranche and the third Tranche were either converted into Shares or repaid in cash by the Issuer.

(G)As at the date hereof, the number of new securities that may be issued pursuant to the 2020 Shareholders’ Meeting Resolutions is not sufficient to serve the conversion into Shares of any new Tranche under the Agreement.

(H)On 10 May 2021, the shareholders of the Issuer passed shareholder resolutions authorizing the Board and granting it a delegation of powers under articles L. 225-129 et seq. of the French Commercial Code for the purpose of issuing securities such as the Bonds (the “2021 Shareholders’ Meeting Resolutions”).

(I)Therefore, the Parties have agreed to amend the Agreement in order to expressly provide that any new Tranche issued under the Agreement shall be issued pursuant to and in accordance with the 2021 Shareholders’ Meeting Resolutions, subject to and in accordance with the terms set out in this second amendment agreement (the “Second Amendment Agreement”).

THE PARTIES AGREE THAT:

1	DEFINITIONS AND INTERPRETATION

Unless otherwise provided in this Second Amendment Agreement, capitalized terms used in this Second Amendment Agreement shall have the meaning ascribed to them in the Agreement as amended by the First Amendment Agreement.

2	SECOND AMENDMENT TO THE AGREEMENT
2.1

In consideration of the mutual agreements set out in this Second Amendment Agreement, and of the mutual benefits to be gained by the performance of this Second Amendment Agreement, the Parties agree to amend the Agreement (as already amended by the First Amendment Agreement) as set out in Schedule 1 to this Second Amendment Agreement.

2.2	The Parties agree that this Second Amendment Agreement enters into force as from the date hereof.
3	MISCELLANEOUS
3.1

The Agreement continues in full force and effect. All provisions of the Agreement which are not expressly modified pursuant to this Second Amendment Agreement remain unchanged and shall not be construed as novated or varied in any way by this Second Amendment Agreement.

3.2	The provisions of Article 15 of the Agreement shall apply mutatis mutandis to this Second Amendment Agreement.
3.3

This Second Amendment Agreement shall be governed by, construed and enforced in accordance with French law. Any dispute arising out of or in connection with this Second Amendment Agreement shall be finally settled in accordance with Article 17 of the Agreement.

4	ELECTRONIC SIGNATURE
4.1

The Parties agreed to electronically sign this Second Amendment Agreement through a dematerialized signature service provider in accordance with the provisions of articles 1366 et seq. of the Civil Code.

4.2

Each of the Parties acknowledge that this signature process (i) allow to duly identify the signatories and to guarantee the integrity and conservation of the Second Amendment Agreement pursuant to article 1366 of the Civil Code and (ii) constitutes a reliable identification process within the meaning of article 1367 of the Civil Code, in accordance with the provisions of the eIDAS Regulation.

4.3	The Parties expressly agree that the Second Amendment Agreement signed using this signing process:
-	constitutes the original of the Second Amendment Agreement,
-	is established in accordance with Article 1375 paragraph 4 of the Civil Code in a single original digital copy, a copy of which will be issued to each Parties directly by the service provider,
-	has the same probative value as a handwritten executed document in accordance with Article 1366 of the Civil Code.

ON 26 MAY 2021

SIGNATURES

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/s/ Stanislas Veillet	/s/ Lawrence Cutler
Biophytis SA	Atlas Special Opportunities LLC
Represented by: Stanislas Veillet	Represented by: Lawrence Cutler

/s/ Mustapha Raddi
Atlas Capital Markets Represented by: Mustapha Raddi